SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No. __)*

                                  Wickes, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    967446105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 September 26, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                             13G                    Page    of    Pages
967446105                                                      2              11

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ironwood Capital Management, LLC
     Tax ID 04-3386084

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    327,771
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    523,308
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     523,308


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.32%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     OO,IA


________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page    of    Pages
967446105                                                      3              11

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Warren J. Isabelle
     N/A

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     American

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    327,771
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    523,308
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     523,308


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.32%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     HC


________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page    of    Pages
209232107                                                      4              11

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard L. Droster
     N/A

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     American

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    327,771
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    523,308
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     523,308


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.32%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     HC


________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page    of    Pages
209232107                                                      5              11

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Donald Collins
     N/A

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     American

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    327,771
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    523,308
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     523,308


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.32%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     HC


________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page   of     Pages
209232107                                                      6              11


________________________________________________________________________________
Item 1(a).  Name of Issuer:

            Wickes, Inc.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            706 North Deerpath Drive
            Vernon Hills, IL 60061

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            (i) Ironwood Capital Management, LLC ("ICM")
            (ii) Warren J. Isabelle ("Isabelle")
            (iii) Richard L. Droster ("Droster")
            (iv) Donald Collins ("Collins")

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            ICM:
            21 Custom House Street
            Boston, MA  02110

            Isabelle:
            c/o ICM
            21 Custom House Street
            Boston, MA  02110

            Droster:
            c/o ICM
            21 Custom House Street
            Boston, MA  02110

            Collins:
            c/o ICM
            21 Custom House Street
            Boston, MA  02110

________________________________________________________________________________
Item 2(c).  Citizenship:

            ICM:         Massachusetts
            Isabelle:    American
            Droster:     American
            Collins:     American

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock

CUSIP No.                             13G                    Page    of    Pages
967446105                                                      7              11

________________________________________________________________________________

Item 2(e).  CUSIP Number:

            967446105

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]




Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          (i) ICM: 523,308
          (ii) Isabelle: 523,308
          (iii) Droster: 523,308
          (iv) Collins: 523,308

CUSIP No.                             13G                    Page    of    Pages
967446105                                                      8              11

     (b)  Percent of class:
          (i) ICM: 6.32%
          (ii) Isabelle: 6.32%
          (iii) Droster: 6.32%
          (iv) Collins: 6.32%


     (c)  Number of shares as to which such person has:

          (1)  Sole power to vote or to direct the vote:
               (i) ICM: 0
               (ii) Isabelle: 0
               (iii) Droster: 0
               (iv) Collins: 0

          (2)  Shared power to vote or to direct the vote:
               (i) ICM: 327,771
               (ii) Isabelle: 327,771
               (iii) Droster: 327,771
               (iv) Collins: 327,771

          (3) Sole power to dispose or to direct the disposition of:
              (i) ICM: 0
              (ii) Isabelle: 0
              (iii) Droster: 0
              (iv) Collins: 0


          (4)  Shared power to dispose or to direct the disposition of:
               (i) ICM: 523,308
               (ii) Isabelle: 523,308
               (iii) Droster: 523,308
               (iv) Collins: 523,308


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

CUSIP No.                             13G                    Page    of    Pages
209232107                                                      9              11


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not Applicable

________________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No.                             13G                    Page    of    Pages
967446105                                                     10              11



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     IRONWOOD CAPITAL MANAGEMENT, LLC

Date: November 25, 2002              By:              *
                                         -----------------------------
                                         Warren J. Isabelle, Manager

Date: November 25, 2002              By:              *
                                         -----------------------------
                                         Warren J. Isabelle, Manager


Date: November 25, 2002              By:              *
                                         -----------------------------
                                         Richard L. Droster,
                                         Executive Vice President


Date: November 25, 2002              By:              *
                                         -----------------------------
                                         Donald Collins,
                                         Senior Portfolio Manager

By:     /s/ Gary S. Saks
   -------------------------------       November 25, 2002
   Gary S. Saks, Attorney-in-Fact


* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.                             13G                    Page    of    Pages
967446105                                                     11              11

                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                            IRONWOOD CAPITAL MANAGEMENT, LLC

Date:  November 25, 2002            By:                       *
                                            ------------------------------------
                                                     Warren J. Isabelle, Manager


Date:  November 25, 2002                                      *
                                            ------------------------------------
                                                     Warren J. Isabelle


Date:  November 25, 2002                                      *
                                            ------------------------------------
                                                     Richard L. Droster


Date:  November 25, 2002                                      *
                                            ------------------------------------
                                                     Donald Collins

By:        /s/ Gary S. Saks
    -----------------------------------    November 25, 2002
      Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.